                                             Filed Pursuant to Rule 424(b)(5)
                                             Registration Statement No. 33-60801

PROSPECTUS SUPPLEMENT
(To Prospectus dated September 26, 1995)

WEST TEXAS UTILITIES COMPANY

$80,000,000
First Mortgage Bonds, Series U, 6 3/8%, due 2005

Interest payable April 1 and October 1

ISSUE PRICE: 99.483%

The First Mortgage Bonds, Series U, 6 3/8% (the "New Bonds"), will bear interest from October 24, 1995, at the rate of 6 3/8% per annum, payable semiannually on April 1 and October 1, commencing April 1, 1996. The New Bonds will mature on October 1, 2005. The New Bonds will not be redeemable at the option of West Texas Utilities Company (the "Company") prior to maturity and are not subject to any sinking fund. See "Supplemental Description of the New Bonds."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

-----------------------------------------------------------------------------------------------
                                                            UNDERWRITING
                                             PRICE TO       DISCOUNTS AND       PROCEEDS TO
                                             PUBLIC(1)      COMMISSIONS(2)      COMPANY(1)(3)
-----------------------------------------------------------------------------------------------
Per New Bond                                99.483%          .650%                98.833%
-----------------------------------------------------------------------------------------------
Total                                       $79,586,400      $520,000             $79,066,400
-----------------------------------------------------------------------------------------------

(1) Plus accrued interest, if any, from October 24, 1995.
(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
(3) Before deducting expenses payable by the Company, estimated at $230,000.

The New Bonds are offered, subject to prior sale, when, as and if accepted by the Underwriters and subject to approval of certain legal matters by Sidley & Austin, counsel for the Underwriters. It is expected that delivery of the New Bonds will be made on or about October 24, 1995, at the office of J.P. Morgan Securities Inc., New York, New York, against payment therefor in immediately available funds.

J.P. MORGAN SECURITIES INC.                                    SMITH BARNEY INC.
October 18, 1995

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NEW BONDS OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     IT IS EXPECTED THAT DELIVERY OF THE NEW BONDS WILL BE MADE AGAINST PAYMENT THEREFOR ON OR ABOUT THE DATE SPECIFIED IN THE LAST PARAGRAPH OF THE COVER PAGE, WHICH IS THE FOURTH BUSINESS DAY FOLLOWING THE DATE HEREOF (SUCH SETTLEMENT CYCLE BEING HEREIN REFERRED TO AS "T+4"). PURCHASERS OF NEW BONDS SHOULD NOTE THAT THE ABILITY TO SETTLE SECONDARY MARKET TRADES OF THE NEW BONDS EFFECTED ON THE DATE HEREOF MAY BE EFFECTED BY THE T+4 SETTLEMENT. SEE "UNDERWRITERS."

     No dealer, salesman or other person has been authorized to give any information or to make any representation not contained or incorporated by reference in this Prospectus Supplement or the accompanying Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any Underwriter. Neither this Prospectus Supplement nor the accompanying Prospectus constitutes an offer to sell or a solicitation of any offer to buy any of the securities offered hereby in any state to any person to whom it is unlawful to make such offer or solicitation in such state. Neither the delivery of this Prospectus Supplement or the accompanying Prospectus, nor any sale made hereunder or thereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or thereof or that the information contained or incorporated by reference herein or therein is correct as of any time subsequent to its date.

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

Prospectus Supplement Summary.................................................  S-3
The Company...................................................................  S-4
Use of Proceeds...............................................................  S-4
Supplemental Description of the New Bonds.....................................  S-4
Underwriters..................................................................  S-5

                                  PROSPECTUS

Available Information.........................................................    2
Incorporation of Certain Documents by Reference...............................    2
Prospectus Summary............................................................    3
The Company...................................................................    4
Use of Proceeds...............................................................    4
Description of the New Bonds..................................................    4
Legal Opinions................................................................    8
Experts.......................................................................    8
Plan of Distribution..........................................................    9

                         PROSPECTUS SUPPLEMENT SUMMARY
     The following material is qualified in its entirety by, and should be read in conjunction with, the information appearing elsewhere in this Prospectus Supplement, and the accompanying Prospectus and in the documents, financial statements and other information incorporated by reference in this Prospectus Supplement and the accompanying Prospectus.

                                  THE OFFERING

Company....................  West Texas Utilities Company

Amount and Type of
  Security.................  $80,000,000 First Mortgage Bonds, Series U

Interest Payment Dates.....  April 1 and October 1, commencing April 1, 1996

Maturity Date..............  October 1, 2005

Redemption.................  The New Bonds may not be redeemed prior to maturity.

Security...................  Secured, together with all other outstanding First
                               Mortgage Bonds, by a mortgage on substantially all of the Company's properties.

Use of Proceeds............  To provide for the redemption of the Company's
                               First Mortgage Bonds, Series O, 9 1/4%, due
                               December 1, 2019, to repay short-term debt, to provide working capital and for other general corporate purposes.

                         SELECTED FINANCIAL INFORMATION
                             (DOLLARS IN THOUSANDS)

                                              TWELVE                YEAR ENDED DECEMBER 31,
                                          MONTHS ENDED         ----------------------------------
                                        SEPTEMBER 30, 1995       1994         1993         1992
                                        ------------------     --------     --------     --------
                                           (UNAUDITED)
Operating Revenues....................       $312,456          $342,991     $345,445     $315,370
Operating Income......................         58,829            54,763       46,576       57,302
Net Income Before Cumulative Effect of
  a Change in Accounting Principles...         38,537            37,366       26,517       35,007
Cumulative Effect of a Change in
  Accounting Principles...............             --                --        3,779           --
Net Income............................         38,537            37,366       30,296       35,007
Net Utility Plant.....................        673,280           663,855      653,426      651,221

                                                                          CAPITALIZATION AT
                                                                          SEPTEMBER 30, 1995
                                                                          ------------------
                                                                             (UNAUDITED)
Long-Term Debt..........................................................  $249,518      46.5%
Preferred Stock.........................................................     6,291       1.2
Common Equity...........................................................   280,936      52.3
                                                                          --------     -----
                                                                          $536,745     100.0%
                                                                          ========     =====

                                  THE COMPANY

     West Texas Utilities Company, a Texas corporation (the "Company"), is a public utility company engaged in the production, purchase, transmission, distribution and sale of electricity in central west Texas. Central and South West Corporation ("CSW"), a registered public utility holding company under the Public Utility Holding Company Act of 1935, as amended, owns all of the issued and outstanding common stock of the Company. The Company's executive offices are located at 301 Cypress Street, Abilene, Texas 79601, telephone number (915) 674-7000.

RATIO OF EARNINGS TO FIXED CHARGES



      TWELVE                   YEAR ENDED DECEMBER 31,
   MONTHS ENDED        ----------------------------------------
SEPTEMBER 30, 1995     1994     1993     1992     1991     1990
------------------     ----     ----     ----     ----     ----
   (UNAUDITED)
       2.87            3.37     2.79     3.22     3.30     3.05

     For computation of the ratio: (i) earnings consist of operating income plus Federal income taxes, deferred income taxes and investment tax credits, other income and deductions and allowance for funds (both borrowed and equity) used during construction; and (ii) fixed charges consist of interest on long-term debt and other interest charges.

                                USE OF PROCEEDS

     The net proceeds from the sale of the New Bonds offered hereby will be used by the Company to redeem all of the Company's First Mortgage Bonds, Series O, 9 1/4%, due December 1, 2019, $53,288,000 aggregate principal amount of which were outstanding at September 30, 1995. The redemption price for the Series O Bonds at the anticipated date of redemption will be 107.32% of the principal amount of such Bonds, plus accrued and unpaid interest to the date of redemption. The balance of the proceeds will be used to repay outstanding short-term borrowings incurred or expected to be incurred primarily to finance construction expenditures, to provide working capital and for other general corporate purposes. At October 1, 1995, the Company had outstanding approximately $14,761,178 of short-term debt with a weighted average interest cost of approximately 4.96%.

                   SUPPLEMENTAL DESCRIPTION OF THE NEW BONDS

     The following description of the particular terms of the New Bonds offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the New Bonds set forth in the accompanying Prospectus.

GENERAL

     The New Bonds will mature on October 1, 2005, and will bear interest at the rate of 6 3/8% per annum payable on April 1 and October 1, commencing April 1, 1996.

     The New Bonds offered hereby will be authenticated under the Indenture against $33,333,400 of unused net expenditures for bondable property, against money deposited with the Trustee for the redemption of $53,000,000 aggregate principal amount of Series O Bonds and against $7,000,000 aggregate principal amount of previously retired First Mortgage Bonds.

REDEMPTION

     The New Bonds offered hereby may not be redeemed by the Company prior to maturity.

MAINTENANCE AND RENEWAL

     The New Bonds are entitled to the covenants of the Indenture described in the Prospectus under the heading "Description of the New Bonds -- Maintenance and Renewal" except that the reference to "Series I through T" in the first sentence of such section shall instead refer to "Series I through U". The Indenture now provides that so long as any Bonds of Series I through U are outstanding, the Company is required to expend during each calendar year an amount equal to at least 2.9% (unless modified upon application to the Securities and Exchange Commission) of the average amount of depreciable property for (1) the construction or acquisition of bondable property on which the Indenture is a first lien, subject only to permitted encumbrances and liens and prepaid liens, or (2) the retirement, through purchase or payment of Bonds issued under the Indenture, or redemption of Bonds issued under the Indenture that are subject to redemption.

ISSUANCE OF ADDITIONAL BONDS

     The Indenture does not fix an overall limitation on the aggregate principal amount of Bonds of all series that may be outstanding thereunder. An aggregate amount of $233,288,000 in principal amount of Bonds was outstanding under the Indenture on August 31, 1995.

     Based on the unused net expenditures for bondable property test described in the accompanying Prospectus, which is currently the most restrictive of the Indenture's issuance tests, the Company, as of August 31, 1995, could have issued approximately $22,598,249 principal amount of additional Bonds. At August 31, 1995, the Company had approximately $27,712,000 principal amount of previously retired Bonds available for authentication of additional Bonds and such unused net expenditures aggregated approximately $37,663,748.

                                  UNDERWRITERS

     Under the terms and subject to the conditions in the Underwriting Agreement dated the date hereof, the Underwriters named below have severally agreed to purchase, and the Company has agreed to sell to them, severally, the respective principal amounts of the New Bonds set forth opposite their respective names below:

                                                                              PRINCIPAL
                                                                              AMOUNT OF
                                  UNDERWRITER                                 NEW BONDS
    -----------------------------------------------------------------------  -----------
    J.P. Morgan Securities Inc.............................................  $40,000,000
    Smith Barney Inc.......................................................  $40,000,000
                                                                             -----------
              Total........................................................  $80,000,000
                                                                             ===========

     The Underwriting Agreement provides that the obligations of the Underwriters to pay for and accept delivery of the New Bonds are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are committed to take and pay for all of the New Bonds if any are taken.

     The Underwriters have advised the Company that they propose to offer part of the New Bonds directly to the public at the public offering price set forth on the cover page of this Prospectus Supplement and part to certain dealers at a price that represents a concession not in excess of .40% of the principal amount of the New Bonds. Any Underwriter may allow, and such dealers may reallow, a discount not in excess of .25% of the principal amount of the New Bonds to certain other dealers. After the initial public offering of the New Bonds, the offering price, concession and discount may be changed.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     The Company does not intend to apply for listing of the New Bonds offered hereby on a national securities exchange, but has been advised by the Underwriters that they presently intend to make a market in the New Bonds, as permitted by applicable laws and regulations. The Underwriters are not obligated, however, to make a market in the New Bonds and any such market making may be discontinued at any time at the sole discretion of the Underwriters. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the New Bonds.

     In the ordinary course of their respective businesses, J.P. Morgan Securities Inc. and its affiliates have from time to time performed commercial and investment banking services for the Company and its affiliates. In the ordinary course of its business, Smith Barney Inc. has performed investment banking services for CSW. Sidley & Austin, counsel for the Underwriters, has represented CSW, the Company and certain other affiliates of CSW from time to time in connection with certain legal matters.

     It is expected that delivery of the New Bonds will be made against payment therefor on or about the date specified in the last paragraph of the cover page hereof, which is the fourth business day following the date hereof. Under Rule 15c6-1 recently adopted by the Commission under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade New Bonds on the date hereof will be required, by virtue of the fact that the New Bonds initially will settle in T+4, to specify alternate settlement arrangements to prevent a failed settlement.

PROSPECTUS

                                  $80,000,000

                              FIRST MORTGAGE BONDS

                                       OF

                          WEST TEXAS UTILITIES COMPANY

                             ---------------------

     West Texas Utilities Company (the "Company") intends to offer from time to time, in one or more series, up to $80,000,000 aggregate principal amount of its First Mortgage Bonds (the "New Bonds") in amounts, at prices and on terms to be determined at the time of offering.

     The series designation, aggregate principal amount, maturity, interest rate and interest payment dates, redemption provisions, sinking fund provisions, initial public offering price and any other specific terms of each series of the New Bonds, in respect of which this Prospectus is being delivered, will be set forth in a Prospectus Supplement (the "Prospectus Supplement") to be delivered at the time of the offering and sale of the New Bonds. See "DESCRIPTION OF THE NEW BONDS" herein.

                             ---------------------

     The Company may sell the New Bonds in one or more series to or through underwriters or dealers designated from time to time through competitive bidding, or through negotiation, or directly to other purchasers or through agents. The Prospectus Supplement applicable to any series of New Bonds will set forth the initial public offering price, the proceeds to the Company, the names of any purchasers, underwriters or agents and any applicable discounts or commissions with respect to the New Bonds being offered. See "PLAN OF DISTRIBUTION".

                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
    ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                       CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

               THE DATE OF THIS PROSPECTUS IS SEPTEMBER 26, 1995.

     NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, WITH RESPECT TO ANY SERIES OF NEW BONDS, THE PROSPECTUS SUPPLEMENT RELATING THERETO, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER, DEALER OR AGENT. NEITHER THIS PROSPECTUS NOR ANY PROSPECTUS SUPPLEMENT CONSTITUTES AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY OR THEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549-1004; and at the Commission's Regional Offices at 500 West Madison St., Suite 1400, Chicago, Illinois 60661-2511 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549.

     It is the Company's current practice to prepare and mail to the holders of its Preferred Stock copies of the Company's annual financial reports. Such reports contain certain financial information that is examined and reported upon, with an opinion expressed, by the Company's independent public accountants. The Company is not required to and does not provide annual reports to the holders of its debt securities unless specifically requested by such a holder. In addition, certain of the Company's securities are listed on, and reports and other information concerning the Company can also be inspected at, the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents heretofore filed by the Company with the Commission pursuant to the Exchange Act are incorporated by reference in this Prospectus.

     1. The Company's Annual Report on Form 10-K for the year ended December 31, 1994.

     2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995 and June 30, 1995.

     3. The Company's Current Reports on Form 8-K dated February 17, 1995, July 10, 1995 and September 6, 1995.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the New Bonds shall be deemed to be incorporated by reference into this Prospectus from their respective dates of filing.

     THE COMPANY HEREBY UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROSPECTUS HAS BEEN DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL OF THE FOREGOING DOCUMENTS INCORPORATED HEREIN BY REFERENCE (OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE INTO THE INFORMATION THAT THE REGISTRATION STATEMENT INCORPORATES). WRITTEN OR TELEPHONE REQUESTS SHOULD BE DIRECTED TO STEPHEN D. WISE, DIRECTOR, FINANCE, CENTRAL AND SOUTH WEST CORPORATION, 1616 WOODALL RODGERS FREEWAY, DALLAS, TEXAS 75202, AS AGENT FOR THE COMPANY, TELEPHONE NUMBER (214) 777-1000.

                               PROSPECTUS SUMMARY

     The following material is qualified in its entirety by, and should be read in conjunction with, the information appearing elsewhere in this Prospectus, in the applicable Prospectus Supplement and in the documents, financial statements and other information incorporated by reference in this Prospectus.

                                  THE OFFERING

Company....................  West Texas Utilities Company

Amount and Type of
Security...................  Not exceeding $80,000,000 First Mortgage Bonds

Interest Payment Dates.....  Semiannually on dates to be determined

Maturity Date..............  To be determined

Redemption.................  To be determined

Security...................  Secured, together with all other outstanding First
                               Mortgage Bonds, by a mortgage on substantially all of the Company's properties

Use of Proceeds............  To reimburse the Company's treasury for the redemption or repurchase of all or a portion of certain of the Company's First Mortgage Bonds, together with costs associated with the issuance of the New Bonds, to repay short-term debt, to provide working capital or for other general corporate purposes

                                  THE COMPANY

Business...................  A public utility engaged in the production, purchase, transmission, distribution and sale of electricity

Service Area...............  Approximately 53,000 square miles in central west
                               Texas

Population of Service Area
  (December 31, 1994)......  Approximately 410,000

Customers (June 30,
  1995)....................  Approximately 185,900

                         SELECTED FINANCIAL INFORMATION
                             (DOLLARS IN THOUSANDS)

                                                     TWELVE            YEAR ENDED DECEMBER 31,
                                                  MONTHS ENDED     --------------------------------
                                                  JUNE 30, 1995      1994        1993        1992
                                                  -------------    --------    --------    --------
                                                  (UNAUDITED)
Operating Revenues..............................    $ 334,626      $342,991    $345,445    $315,370
Operating Income................................       56,401        54,763      46,576      57,302
Net Income Before Cumulative Effect of a Change
  in Accounting Principles......................       37,787        37,366      26,517      35,007
Cumulative Effect of a Change in Accounting
  Principles....................................           --            --       3,779          --
Net Income......................................       37,787        37,366      30,296      35,007
Net Utility Plant...............................      669,077       663,855     653,426     651,221

                                                                             CAPITALIZATION AT
                                                                               JUNE 30, 1995
                                                                             -----------------
                                                                               (UNAUDITED)
Long-Term Debt.............................................................  $250,997     47.3%
Preferred Stock............................................................     6,291      1.2
Common Equity..............................................................   272,981     51.5
                                                                             --------    -----
                                                                             $530,269    100.0%
                                                                             ========    =====

                                  THE COMPANY

     West Texas Utilities Company, a Texas corporation, is a public utility company engaged in the production, purchase, transmission, distribution and sale of electricity in central west Texas. Central and South West Corporation, a registered public utility holding company under the Public Utility Holding Company Act of 1935, owns all of the issued and outstanding Common Stock of the Company. The Company's executive offices are located at 301 Cypress, Abilene, Texas 79601, telephone number (915) 674-7000.

RATIO OF EARNINGS TO FIXED CHARGES:

 TWELVE MONTHS                          YEAR ENDED DECEMBER 31,
  ENDED JUNE       -----------------------------------------------------------------
   30, 1995          1994          1993          1992          1991          1990
 -------------     ---------     ---------     ---------     ---------     ---------
  (UNAUDITED)
      3.24            3.37          2.79          3.22          3.30          3.05

     For computation of the ratio: (i) earnings consist of operating income plus Federal income taxes, deferred income taxes and investment tax credits, other income and deductions and allowance for funds (both borrowed and equity) used during construction; and (ii) fixed charges consist of interest on long-term debt and other interest charges.

                                USE OF PROCEEDS

     Unless otherwise specified in the Prospectus Supplement, the Company intends to use the net proceeds from the sale of the New Bonds offered hereby to redeem, repurchase or reimburse the Company's treasury for the redemption or repurchase of, certain of the Company's outstanding First Mortgage Bonds, and to pay costs associated with the issuance of the New Bonds. The balance of the net proceeds, if any, will be used to repay outstanding short-term borrowings, to provide working capital or for other general corporate purposes.

                          DESCRIPTION OF THE NEW BONDS

     The following description sets forth certain general terms and provisions of the New Bonds to which any Prospectus Supplement may relate. The particular terms of the New Bonds offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the New Bonds so offered will be described therein.

     The New Bonds will be issued in one or more series under and secured by the Company's Indenture, dated August 1, 1943, between the Company and Harris Trust and Savings Bank (the "Trustee") and J. Bartolini, successor co-Trustee, as Trustees, as heretofore amended and as to be further amended in connection with the sale of each series of New Bonds by a supplemental indenture (the "Supplemental Indenture") to be entered into in connection with the creation and issuance of the New Bonds of any series (collectively the "Indenture"). All bonds (including the New Bonds) which may from time to time be issued and outstanding under the Indenture are herein referred to as "Bonds."

     The following statements, unless the context otherwise indicates, are brief summaries of certain provisions of the Indenture. Such statements make use of defined terms, are not complete and are subject to all the provisions of the Indenture. The Indenture is in part filed as an exhibit to, and in part incorporated by reference in, the Registration Statement of which this Prospectus is a part.

     GENERAL. Reference is made to the Prospectus Supplement relating to the particular series of New Bonds offered thereby for the following terms or additional provisions: (1) the title of the New Bonds offered thereby; (2) the aggregate principal amount of the series of New Bonds; (3) the date or dates on which the New Bonds of the series will mature; (4) the rate per annum at which the New Bonds of the series will bear interest; (5) the date from which interest on the New Bonds of the series will accrue, the dates on which such interest will be payable and the record dates of any interest payment dates; (6) if applicable, the date after which and the prices at which the New Bonds of the series may be redeemed at the option of the Company; and (7) any additional terms of the New Bonds.

     The New Bonds will be issuable in definitive fully registered form without coupons, in denominations of $1,000 or in integral multiples thereof. Principal, premium, if any, and interest on the New Bonds will be payable at the office or agency of the Company in the City of New York, State of New York. The New Bonds are exchangeable and transferable as provided in the Indenture and without charge therefor, except for any stamp tax or other governmental charge; provided, that the Company (a) shall not register, exchange or transfer New Bonds during the ten days preceding any interest payment date thereof and (b) shall not be required to register, exchange or transfer New Bonds during the period beginning ten days preceding any date for selection of New Bonds to be called for redemption and ending on the date of the giving of the relevant notice of redemption and, as to New Bonds selected for redemption, from and after the date of such selection.

     DEBT RETIREMENT. The Debt Retirement provisions, if any, for each series of New Bonds will be described in the Prospectus Supplement relating thereto. The Bonds of Series O, outstanding under the Indenture on the date of this Prospectus, provide that, during each 12-month period specified in the Indenture, the Company will (a) retire, or pay to the Trustee on the first day of April of each year a sum of money sufficient to redeem and retire, 1% of the greatest principal amount of the Bonds of such series outstanding at any time between the end of such period and the day before the date of the Supplemental Indenture relating to such series of Bonds (the "Supplemental Indenture Date") or (b) to the extent that Bonds of such series are not so retired or cash so deposited, make and certify to the Trustee $1,666.67 of net expenditures for bondable property on which the Indenture is a first lien, subject only to permitted encumbrances and liens and prepaid liens, for each $1,000 of Bonds of such series otherwise required to be retired. Unused net expenditures for bondable property and, as applied to each such series of Bonds, unused excess retirements of Bonds of that series, may be used to satisfy the foregoing provisions.

     REDEMPTION. The optional redemption provisions, if any, for each series of the New Bonds will be described in the Prospectus Supplement relating thereto.

     MAINTENANCE AND RENEWAL. The Indenture provides that so long as Bonds of Series I through T are outstanding, the Company is required to expend during each calendar year an amount equal to at least 2.9% (unless modified upon application to the Commission) of the average amount of depreciable property for
(1) the construction or acquisition of bondable property on which the Indenture is a first lien, subject only to permitted encumbrances and liens and prepaid liens, or (2) the retirement, through purchase or payment of Bonds issued under the Indenture, or redemption of Bonds issued under the Indenture that are subject to redemption. The Company may take a credit for use in subsequent years for the amount of excess expenditures made in any preceding year or years. If the required expenditures for the foregoing purposes are not so made, the Company shall deposit with the Trustee cash to the extent of any deficiency, after deducting (subject to the terms of the Indenture) any eligible credit for unused excess expenditures previously made for such purposes. Such cash may be applied to the redemption at the applicable General Redemption Price or to the repurchase of Bonds or withdrawn to the extent of 100% of either net expenditures or excess gross expenditures for such bondable property.

     The Indenture also provides that (a) the Company shall maintain the mortgaged properties in thorough repair, working order and condition, (b) the Trustee may, and if requested by holders of a majority in principal amount of all outstanding Bonds and furnished with funds therefor shall, cause such properties to be inspected by an independent engineer (not more often than at five-year intervals) to determine whether they have been so maintained and whether any property, not retired on the Company's books, should be classified as retired for the purpose of computing net expenditures for bondable property or otherwise under the Indenture, and (c) the Company shall make good any deficiency in maintenance disclosed by such engineer's report as rendered or as modified by arbitration.

     SECURITY. The New Bonds of any series will be secured by the lien of the Indenture and will rank equally with all Bonds at any time outstanding under and secured by the Indenture, except as to differences between series permitted by the Indenture and not affecting the rank of the lien. The Indenture will constitute a first mortgage lien, subject only to permitted encumbrances and liens and prepaid liens, on all or substantially all the permanent fixed properties, other than excepted property, owned by the Company. The Indenture contains provisions subjecting after-acquired property, other than excepted property, to the lien thereof. Such provisions may not be effective as to property or proceeds acquired subsequent to the filing of any case under the Bankruptcy Code. The Indenture excepts from the lien thereof all cash, securities, accounts and bills receivable, choses in action and certain judgments not deposited with, assigned to or pledged with the Trustee, all tangible personal property held for sale, rental or consumption in the ordinary course of business, the last day of each term under any lease of property, all oil, gas and mineral leaseholds, interests and estates, gas gathering lines and certain real estate described therein.

     ISSUANCE OF ADDITIONAL BONDS. The Indenture does not fix an overall limitation on the aggregate principal amount of Bonds of all series that may be outstanding thereunder. An aggregate of $235,203,000 in principal amount of Bonds was outstanding under the Indenture on June 30, 1995.

     Additional Bonds, of a new or an existing series, may be issued from time to time under the Indenture, subject to the terms thereof, in a principal amount equal to: (a) 60% of eligible net expenditures made by the Company for bondable property constructed or acquired by it on or after August 1, 1943, and on which the Indenture is a first lien, subject only to permitted encumbrances and liens and prepaid liens, (b) the principal amount of Bonds previously authenticated under the Indenture and which have been retired or for the retirement of which the Trustee holds the necessary funds, other than Bonds made ineligible for the purpose by the terms of the Indenture (which Bonds so made ineligible include Bonds retired through the operation of the debt retirement and the maintenance and renewal provisions of the Indenture), and (c) the amount of money deposited with the Trustee for the purpose, which money may be applied to the retirement of Bonds or may be withdrawn in lieu of the authentication of an equivalent principal amount of Bonds under the Indenture provisions referred to in clauses
(a) and (b). Net expenditures for bondable property are determined as provided in the Indenture. In general, bondable property, the net expenditures for which are eligible as a basis for issuance of additional Bonds, means any electric utility plant, property or equipment owned by the Company on August 1, 1943, or constructed or acquired by it on or after that date which is used or useful in its utility business and which the Company has lawful power to own and operate.

     No additional Bonds may be authenticated under the Indenture provisions referred to in clauses (a) and (c) above, and no Bonds bearing a higher rate of interest than the Bonds for the retirement of which they are to be issued may be authenticated under the Indenture provisions referred to in clause (b) above, more than five years before maturity of the Bonds to be retired, unless, in each case, net earnings of the Company for a 12-month period ending within 90 days preceding such authentication were at least equal to twice the interest for one year on (1) all of the Bonds of all series to be outstanding under the Indenture immediately after such authentication, other than Bonds for which the Trustee holds the funds necessary for retirement, and (2) all other indebtedness then secured by a lien equal or prior to the Indenture on property of the Company, except any of such indebtedness then held in pledge under such lien or by the Trustee and except prepaid liens. Net earnings for the period in question are determined by deducting from total gross earnings and income all operating expenses for the period, including taxes other than income taxes, rentals and insurance and all charges or provisions for maintenance and repairs and for depreciation, retirements, renewals, replacements and amortization, provided that charges or provisions to be deducted for such purposes shall aggregate at least the amount required to be certified in connection with the maintenance and renewal fund under the Indenture, described under "Maintenance and Renewal" above. Such net earnings are also subject to any other adjustment required by the Indenture.

     Based on the bondable property test described above, which is currently the most restrictive of the Indenture's issuance tests, and without taking into account the retirement of any Bonds with the proceeds of the New Bonds, the Company, as of June 30, 1995, could have issued approximately $18,052,885 principal amount of additional Bonds.

     The Company anticipates that the New Bonds will be authenticated under the Indenture against retired Bonds of prior series, to the extent available, or against unused net expenditures for bondable property to the extent permitted in the Indenture. At June 30, 1995, the Company had approximately $25,797,000 principal amount of previously retired Bonds available for authentication of additional Bonds and such unused net expenditures aggregated approximately $30,088,141.

     ACQUISITION OF PROPERTY SUBJECT TO A PRIOR LIEN. The Indenture provides that the Company will not acquire any property of a value in excess of $500,000 which at the time of acquisition is subject to a lien equal or prior to the Indenture (other than permitted encumbrances and liens and prepaid liens) unless at that time (a) the principal amount of all outstanding obligations secured by such equal or prior lien shall not exceed 60% of the fair value of any bondable property so acquired and (b) the net earnings derived from the operations of such property during a 12-month period ending within 90 days immediately preceding such acquisition were equal to at least twice the annual interest charge on such obligations, except obligations owned by the Company or obligations for the retirement of which funds are deposited under such lien or with the Trustee.

     LIMITATIONS ON DIVIDENDS ON COMMON STOCK. Unless otherwise specified in a Prospectus Supplement relating to a particular series of New Bonds, the Supplemental Indenture for each series of New Bonds will not contain provisions restricting the payment of dividends on Common Stock by the Company. Dividend restrictions dependent upon earned surplus are binding on the Company so long as certain prior series of the Company's Bonds are outstanding. The Indenture provides in effect that, so long as any Bonds of Series O or a prior series are outstanding, the aggregate amount of all dividends and distributions on the Common Stock of the Company on and after the Supplemental Indenture Date for such series, except dividends payable in shares of Common Stock of the Company or in cash where concurrently with the payment thereof an amount at least equal to such dividends is received in cash as a capital contribution or as the proceeds from the sale of Common Stock, shall not exceed the sum of (a) the earned surplus of the Company earned on and after the Supplemental Indenture Date for such series, (b) its earned surplus at the Supplemental Indenture Date for such series, and (c) such additional amount as may be approved by the Commission. In determining earned surplus on and after the Supplemental Indenture Date for such series for such purpose, deductions are required to be made for depreciation, retirements, renewals, replacements and amortization as required in computing net earnings as set forth in the next to last sentence of the third paragraph under the subheading "Issuance of Additional Bonds" above.

     Because dividend restrictions for prior series require minimum deductions for maintenance and repairs based on operating revenues, the Company began several years ago to incur deficiencies which had the effect of increasing dividend restrictions. The Company therefore obtained an order from the Commission permitting the payment, out of earned surplus after December 31, 1978, of dividends not otherwise permitted under the Company's most restrictive supplemental indentures, by effectively modifying the required deductions from gross earnings to eliminate those deductions based on operating revenues. The Commission order requires that any dividend paid out of amounts that would otherwise be restricted must be limited to net income earned in the 12 months immediately preceding payment of the dividend.

     MODIFICATIONS OF INDENTURE. The Indenture may be amended, by supplemental indenture without the consent of bondholders, for various purposes specified therein, including the making of any change in the Indenture effective only with respect to Bonds authenticated after the execution of such supplemental indenture and only if such change would not adversely affect Bonds then outstanding and the making of any other change not inconsistent with the terms, and which would not impair the security, of the Indenture. The Indenture also provides that with the consent of the holders of not less than 66 2/3% in principal amount of Bonds then outstanding that would be affected thereby, when authorized by a resolution of its Board of Directors, the Indenture may be amended in any respect, except that without the consent of the holder of each outstanding Bond affected thereby no such amendment shall, among other things,
(i) extend the time for, reduce or otherwise affect the terms of any payment of the principal of or interest or premium on any Bond, (ii) permit the creation of any lien ranking prior to or on a parity with the lien of the Indenture, other than permitted encumbrances and liens and prepaid liens, (iii) reduce the percentage in principal amount of Bonds the consent of the holders of which is required for any such amendment, (iv) impair the right of any bondholder to institute suit for the enforcement of any payment in respect of his Bonds or (v) deprive any non-assenting bondholders of a lien upon the mortgaged property for the security of his Bonds.

     HIGHLY LEVERAGED TRANSACTIONS. Certain provisions of the Indenture may provide holders of the New Bonds with some protection in the event of a highly leveraged transaction. These provisions are described in more detail in this Prospectus under the following headings:

          Security: A description of the first mortgage lien securing the New Bonds and the limited exceptions from the lien.

          Issuance of Additional Bonds: A description of limitations on the issuance of additional bonds, including 60% of eligible net expenditures for bondable property, the principal amount of retired bonds, or cash deposited with the Trustee, subject to the applicability of an earnings coverage test.

          Limitations on Dividends on Common Stock: A description of dividend limitations applicable so long as certain series of the Company's Bonds are still outstanding.

          Modifications of Indenture: An explanation of the circumstances under which the Indenture may be modified, including amendments requiring either a 66 2/3% vote of outstanding Bonds or a unanimous vote.

     The Indenture also provides that any merger of the Company or conveyance of all or substantially all of its property shall not impair the lien of the Indenture. Any successor to the Company shall assume the obligations of the Company under the Indenture.

     Further, the issuance of debt securities or additional common or preferred stock, the sale of significant assets, or any disposition of the Company's stock by its parent, Central and South West Corporation, are regulated by the Texas Public Utilities Commission or the Securities and Exchange Commission under the Public Utility Holding Company Act of 1935, as amended.

     DEFAULTS. The Indenture includes as events of default: any default in payment of principal of any Bonds at maturity or otherwise; any default continued for 60 days in payment of interest thereon; any default in payment of principal or interest on prior lien bonds continued beyond any applicable grace period; any adjudication of bankruptcy, appointment of receiver, filing of petition in voluntary bankruptcy or admission of insolvency by or with respect to the Company; and any default continued for 90 days after notice from the Trustee in the performance of any covenant or condition in the Indenture or with respect to any prior lien. The Company is required to give periodic certificates as to the absence of a default and compliance with the terms of the Indenture, and must also give certificates to such effect in connection with the authentication of additional bonds or withdrawal of cash under the Indenture. The Trustee is not required to take action with respect to a default except upon written request of the holders of not less than 25% in principal amount of outstanding Bonds under the Indenture and upon the tender of security and indemnity satisfactory to the Trustee against all costs and liabilities which might be incurred by reason of the taking of such action. The Indenture provides that the Trustee may withhold notice to bondholders of any default (except in payment of the principal of or interest on any Bonds or in the making of any sinking fund or similar payment) if it considers such withholding to be in the interest of bondholders.

                                 LEGAL OPINIONS

     Legal opinions relating to the validity of the New Bonds will be given by Milbank, Tweed, Hadley & McCloy, 1 Chase Manhattan Plaza, New York, New York 10005, counsel for the Company, and Sidley & Austin, One First National Plaza, Chicago, Illinois 60603, counsel for the Underwriters. Sidley & Austin has represented Central and South West Corporation and affiliates of Central and South West Corporation from time to time in connection with certain legal matters.

                                    EXPERTS

     The financial statements, and schedules incorporated by reference in this Prospectus and elsewhere in the Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report dated February 13, 1995, with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in giving said reports.

                              PLAN OF DISTRIBUTION

     The Company may sell the New Bonds offered hereby (i) through competitive bidding; (ii) through negotiation with one or more underwriters; (iii) through one or more agents designated from time to time; (iv) directly to purchasers; or
(v) any combination of the above. The distribution of the New Bonds may be effected from time to time in one or more transactions at a fixed price or prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. A Prospectus Supplement will describe the method of distribution of the New Bonds of any series.

     If an underwriter or underwriters are utilized in the sale, the Company will execute an underwriting agreement with such underwriters at the time of sale, and the names of the underwriters of the transaction will be set forth in the Prospectus Supplement relating to such sale. The New Bonds will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of the sale. Unless otherwise indicated in the Prospectus Supplement, the underwriting or purchase agreement will provide that the underwriter or underwriters are obligated to purchase all of the New Bonds offered in the Prospectus Supplement if any are purchased.

     If any of the New Bonds are sold through an agent or agents designated by the Company from time to time, the Prospectus Supplement will name any such agent, set forth any commissions payable by the Company to any such agent and the obligations of such agent with respect to the New Bonds. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     The New Bonds of any series, when first issued, will have no established trading market. Any underwriters or agents to or through whom New Bonds are sold by the Company for public offering and sale may make a market in such New Bonds, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any New Bonds.

     In connection with the sale of the New Bonds, any purchasers, underwriters or agents may receive compensation from the Company or from purchasers in the form of concessions or commissions. The underwriters will be, and any agents and any dealers participating in the distribution of the New Bonds may be, deemed to be underwriters within the meaning of the Securities Act of 1933, as amended. The agreement between the Company and any purchasers, underwriters or agents will contain reciprocal covenants of indemnity between the Company and the purchasers, underwriters, or agents against certain liabilities, including liabilities under the Act, and will provide for contribution by the Company in lieu of its indemnity obligations.

     Certain of the underwriters or agents and their associates may engage in transactions with, or perform services for, the Company and its affiliates in the ordinary course of business.

                      CENTRAL AND SOUTH WEST CORPORATION
                         1616 WOODALL RODGERS FREEWAY
                               P.O. BOX 660164
                             DALLAS, TEXAS  75202


October 19, 1995

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

RE:  West Texas Utilities Company
     Amendment No. 1 to Registration Statement on Form S-3
     (File No. 33-60801)

Ladies and Gentlemen:

     In accordance with Rule 424(b)(5) under the Securities Act of 1933, as amended (the "Act"), electronically transmitted herewith is a filing consisting of a Prospectus Supplement dated October 18, 1995 to the Prospectus dated September 26, 1995 which was filed as part of the captioned Registration Statement. The Registration Statement was declared effective on Tuesday, September 26, 1995. The Public Offering of the bonds began on Wednesday, October 18, 1995.

     In accordance with clause (e) of Rule 424, the Prospectus Supplement contains in the upper right hand corner of the cover page the file number of the Registration Statement and the deignation that the filing is pursuant to Rule 424(b)(5).

     If you have any questions regarding this filing, please contact Robert Williams, (212) 530-5516 at Milbank, Tweed, Hadley & McCloy or the undersigned at (214) 777-1205.

Sincerely,

Stephen D. Wise

cc:  Carolyn J. Sherman